EXHIBIT 99.1

MAX CAPITAL GROUP LTD. ANNOUNCES UPDATE ON ALTERNATIVE INVESTMENT PORTFOLIO

HAMILTON, Bermuda March 10, 2009—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced that the return on its alternative investments for the two months ended February 28, 2009 is expected to be approximately 2%, or an increase in value of approximately $18 million.

The Company’s alternative investment performance for the two months compares to 0.36% for the HFRI Fund of Funds Composite Index, which the Company believes is the most comparable benchmark for this asset class.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “Recent results demonstrate that the actions Max took in the latter half of 2008 to rebalance and reduce risk in our alternative asset portfolio are working. Over the course of 2008, we reduced our alternative investment allocation from approximately 21% at December 31, 2007 to 14% at year-end 2008. Our intention is to further reduce the allocation to a 10-12% range, as well as to rebalance strategies within this asset class. This transition is well underway and, following the anticipated merger of IPC and Max, we expect the combined company to target this same 10-12% level of alternative assets, and to further diversify its allocation within alternative investments. It is expected that no more than 5- 7% of invested assets will be in hedge funds with the balance of the 10-12% of invested assets in other attractive alternative asset classes. These steps are intended to lower the volatility of investment returns to a level considered appropriate for a growing global specialty insurance and reinsurance company such as Max.”

In accordance with the Company’s accounting policy the unrealized mark to market gains and losses emanating from its alternative investment portfolio are recorded through net income rather than as an adjustment to book value through other comprehensive income.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital ‘s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.
Contacts

Susan Spivak Bernstein	Roanne Kulakoff

Senior Vice President	Kekst and Company

susan.spivak@maxcapservices.com	roanne-kulakoff@kekst.com

1-212-898-6640	1-212-521-4837